As filed with the Securities and Exchange Commission on May 30, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SYNALLOY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	57-0426694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

775 Spartan Blvd., Suite 102

P.O. Box 5627

Spartanburg, South Carolina 29304

(864) 585-3605

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Synalloy Corporation

1998 Long-Term Incentive Stock Plan

(Full title of plan)

Craig C. Bram

President and Chief Executive Officer

Synalloy Corporation

775 Spartan Blvd., Suite 102

P.O. Box 5627

Spartanburg, South Carolina 29304

(864) 585-3605

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott H. Richter, Esq.

John C. Selbach, Esq.

LeClairRyan, A Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 783-2003

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.00 par value	50,000 shares	$14.11	$705,500	$96

(1)	This registration statement covers only the stated number of shares in this table and not the entire number of shares authorized under the registrant’s 1998 Long-Term Stock Incentive Plan. This registration statement also covers such additional and indeterminate number of shares of common stock of the registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock on May 24, 2013, as reported on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Annual Report on Form 10-K for the year ended December 29, 2012 of Synalloy Corporation (the “Company”).

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2013.

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(d)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed with the Commission on November 26, 1991, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits indemnification of any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company’s Restated Certificate of Incorporation and Bylaws, each as amended, provide that the Company shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by the DGCL.

The Company has a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of the Exhibit

4.1	Restated Certificate of Incorporation of Synalloy Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed May 17, 2005).

4.2	Bylaws of Synalloy Corporation, as amended (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed May 15, 2001).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed May 15, 2001).

5.0	Opinion of LeClairRyan, A Professional Corporation.

23.1	Consent of Dixon Hughes Goodman LLP.

23.2	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.0).

24.0	Power of Attorney (included on signature page).

99.1	1998 Long-Term Incentive Stock Plan.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to applicable law, the registrant’s Articles of Incorporation, as it may be amended from time to time, the registrant’s Bylaws or the registrant’s indemnification agreements, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spartanburg, State of South Carolina, on May 30, 2013.

SYNALLOY CORPORATION

By:	/s/ Craig C. Bram
Craig C. Bram
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Craig C. Bram, Carroll D. Vinson and Richard D. Sieradzki, and each of them singly, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Capacity	Date

/s/ Craig C. Bram	President, Chief Executive Officer and Director (principal executive officer)	May 30, 2013
Craig C. Bram

/s/ Richard D. Sieradzki	Vice President – Finance and Chief Financial Officer (principal financial and accounting officer)	May 30, 2013
Richard D. Sieradzki

/s/ Carroll D. Vinson	Chairman of the Board and Director	May 30, 2013
Carroll D. Vinson

/s/ Murray H. Wright	Director	May 30, 2013
Murray H. Wright

/s/ James W. Terry, Jr.	Director	May 30, 2013
James W. Terry, Jr.

/s/ Henry L. Guy	Director	May 30, 2013
Henry L. Guy

/s/ Anthony A. Callander	Director	May 30, 2013
Anthony A. Callander

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

4.1	Restated Certificate of Incorporation of Synalloy Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed May 17, 2005).

4.2	Bylaws of Synalloy Corporation, as amended (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed May 15, 2001).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed May 15, 2001).

5.0	Opinion of LeClairRyan, A Professional Corporation.

23.1	Consent of Dixon Hughes Goodman LLP.

23.2	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.0).

24.0	Power of Attorney (included on signature page).

99.1	1998 Long-Term Incentive Stock Plan.